EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST AND ASHFORD HOSPITALITY PRIME

SECOND QUARTER CONFERENCE CALL

AUGUST 7, 2015, 11:00 AM ET
Chairperson: Monty Bennett (Mgmt.)

Participant 1:
Hey guys, good morning. Thanks for taking my questions. I had a few but I’ll try to be brief here. The first thing that I was hoping you guys could talk about a little bit was you published, you know, what you believe the private market value of your portfolio is and I think that’s helpful for a lot of people. I’m just wondering, given the fact that both Trust and Prime trade at, you know, almost 50% discounts to that private market value, have you and the Board discussed any alternatives? Whether you’re looking to commence on a strategic review to try to figure out how you can get things on the right track? Just any color surrounding now that you have publicly stated what you think the value is how you’re going to realize that value.

Monty Bennett:
Thanks, Ryan. There is a market disconnect going on in the marketplace today between public and private market values. It’s as big as I’ve ever seen and we’ve tracked it all the way back to the 90s. It’s really just astonishing. What we find is that the private market values move from year to year somewhat modestly, while public market values can move around a lot and be out of sync, much moreso than the other way around. So, you know, our belief is that this is a temper tantrum of sorts that’s going on in the markets that will be corrected in a not too distant future.

That being said, we are always open to alternatives and we continually talk in both platforms to any way to increase value. Of course, that’s, we think, may be within our control. Over on the Prime side, we’ve really focused on this and so we’ve been continuing our plan of deleveraging; we’ve added a very high-RevPAR attractive asset; we recently did this convertible preferred deal with Ford in order to continue to try different techniques and to create value for our shareholders; and the performance of the assets have been fantastic, especially on the Prime side. So, while putting our companies up for sale is not something that we’re here announcing, we are constantly looking at alternatives, strategic and otherwise, to see what we can do to create value for our shareholders.

Participant 1:
All right, thanks for the color, Monty. Then with regards to, I guess, the discount to NAV and, I guess, you embarked on, first of all, I thought the convert made a lot of sense, and I think it was certainly a good way to raise capital and potentially buy an accretive asset. But how do you balance buying assets with buying back stock when you now take the view that the stock is trading at such a big discount to NAV, and you’ve been pretty aggressive in both Trust and even Prime on a relative to market cap basis in acquiring assets where you could be buying back stock and that would be much more accretive.

Monty Bennett:
Sure. We anticipate that the rate of acquisitions in the second half of the year to be markedly lower than in the first half of the year. When it comes to buying back stock, no one has bought back more shares over time than we have. We have been the most aggressive, I think, of any company that I know in the REIT sector. You may know of more with all of your knowledge across the other sectors. We have an opportunistic approach to buybacks, for both platforms. Dropping share prices certainly creates a greater likelihood for buybacks, but share price is not the only factor. There’s quite a few other factors that go into a buyback. So we approach every opportunity individually and opportunistically continue to look at those.

Participant 1:
So I know that last month, when you put out your press release regarding the strategic review - or your strategic changes for AHT, you had mentioned that you would only be looking to buy back stock when extraordinary returns are there. Would the 90% upside to NAV that you’re seeing across both these companies warrant extraordinary returns, in your perspective?

Monty Bennett:	I think you might have noticed that in our statements we took out that line.

Participant 1:	I did notice that.

Monty Bennett:	Yes. So there you go. Maybe that helps you with your answer.

Participant 1:
That does. Then I guess the last thing I wanted to ask you guys about was I just wanted to get your perspective on the call with regards to the change in the external management contract structure that was announced in June. You know, the key money from Ashford Inc., coupled with the alteration in the structure. You know, I understand that Ashford Inc. felt the need to get something back for the key money so the structure was shifted a little bit with the termination fee being triggered with higher level of sales. But you just said that you’re not looking to buy assets, at least not in the near term, so how do you balance those two dynamics?

Monty Bennett:
Well, if I understand your question, Ryan, is that the modifications that were made to the advisory agreement were fairly minor. The termination fee was just a clarification, no changes there. On the change of control, we did button it up. What we’re trying to avoid is gaming between platforms. There are a lot of investors out there that have a very short term focus and not the long term interests of the shareholders in mind, even counter to a number of the shareholders in many regards in which we have seen. So we don’t think it’s fair to the other shareholders to have shareholders jump in and try to game one platform for the other. So these platforms do well because they operate in concert and help each other. The key money concept is just one of those. That’s money that can be used for the other platforms. It’s a great incentive. It helps Trust and Prime grow when they otherwise could not. It lowers Trust and Prime’s cost of capital, right? In order to - when you factor that in it’s a lower cost of capital that Trust and Prime had than they otherwise would.

So those are the reasons behind those changes, and we think they’re great reasons, and we think they help all of the platforms. We think over the long term it’ll really benefit our shareholders. So we’ve put these pieces in place. If we can get the public markets to behave a little bit and reflect more proper values, it’d be even better for our shareholders and our strategy.

Participant 1:
That makes a lot of sense. Thanks, Monty. Just one last one here real quickly. On the termination fee, a lot of Investors, myself included, have had a difficult time kind of modeling out what the termination fees might look like because we don’t know how the expenses at Ashford Inc. would be allocated to the different REITs. Are you planning to provide any color on that at some point down the road, once you - maybe you just have to figure out how you would allocate those expenses but I think it would certainly be helpful for people to understand the value.

Monty Bennett:
Ashford Inc. can’t be put out of business. Ashford Inc. as public shareholders is a going concern. What we wanted to accomplish with that - what all platforms wanted to accomplish is that Ashford Inc. can’t just wake up one day and be out of business. So we, from the very beginning tailored those termination fees to - as best we could - match the loss in value to the extent that one of those contracts going away, the loss in value to Ashford Inc.

Well, the value that those contracts bring to Ashford Inc. change over time; it changes based upon what the allocation of those expenses are. If you - if Ashford Inc. is able to retain the same margins before and after one of these contracts goes away, the termination fee in both platforms is as low as a buck and change. What it is at any specific time is something that we’d have to go through at that specific time and go through this whole analysis, which is something that we haven’t done. But we also find that it’s not a factor that affects stock price. We found that in other externally managed vehicles. I think we found that - I think it was (Insam)’s termination fee is something like almost 40% of their equity value and it doesn’t affect them. So I think that not only is the number at least under certain circumstances very modest, but we don’t think it’s affecting our stock price.

Participant 1:	Okay. That’s helpful. That’s all for me. Thanks a lot, Monty.

Monty Bennett:	Thanks, Ryan.

Participant 2:
Hi guys. This is Kris for Ian. Just wanted to come at Ryan’s question in a slightly different way. I mean obviously the subsector is out of favor but over the last four quarters you’ve posted RevPAR growth at average about 10% and yet your stock price is down 17% over that time which is kind of among the worst for your peers. Sentiment is obviously pretty poor. I know that you’ve taken steps to simplify the businesses but just wanted to get your take on why you think the stock continues to underperform despite the results that you’re posting.

Monty Bennett:	You talking about Trust or Prime?

Participant 2:	Trust.

Monty Bennett:
Over on Trust, if you look at our results since we refined our strategy, we’ve outperformed our peers, at least when I last looked at it, by almost 15 points, 12 points, 15 points. It has been very, very dramatic. That was based upon feedback that we heard from our shareholders. From what we heard from our shareholders prior to that, which is where the underperformance occurred that you mentioned, is a number of them just felt like our strategy was a little confusing, there were concerns about a—the select service platform being dividended out of Trust and therefore that destroying some value, and so despite the fact that we assured them that that was not in our plans, at some—after some consultation with a number of our shareholders, we thought that just absolutely taking that off the table and saying that Trust would not be launching any type of select platform would help that concern. Also, settling down and more closely focusing our strategy. So after the spinouts based back in November, added with some of the activity over the spring, we think that there is some confusion about the platform and we think that that led to underperformance, and since we have clarified that with investors we’ve had a dramatic outperformance and we expect that to continue.

Participant 2:
Okay, great. Then on the NOI margins, they’re really probably the biggest source of the earnings be other, you know, other expenses as percentage of revenue declined somewhere around, you know, 600 basis points over 2Q14. Just wondering how much of the decrease is related to Highland consolidation and how we should think about NOI margins in the back of the half of the year.

Monty Bennett:	For this past quarter what affected our NOI margins, our flows were in the 40% NOI flows. Of course as your margins get higher and higher, you know, having 50% flows, like we typically try to achieve, has a less impact on margins, just the way the math works. This past quarter incentive fees impacted us negatively, and property taxes. Without those, the flows would have been significantly higher.

We have a policy on property taxes, is that as soon as we’re assessed something we book it, and only if and when we’re able to beat it, many times years later, do we offset it. That’s a little different practice than our peers. Our peers sometimes, I think mostly, will just kind of estimate what they think that property tax will ultimately come in at. So some of those assessments that have come in over the past quarter, as a lot of those locales have seen a great opportunity to increase their tax base and has spurned some higher assessments. So we go ahead and book them. We almost always get some clawback of those, and have those come down. You know, as far as the last half of the year, I don’t know how to predict whether there’s going to be any more property tax assessments from these locales that will be materially higher like they were in this second quarter. Incentive fees, that’s just a math calculation that we can help you with off line about which properties affects and how much and under what circumstances.

Participant 2:	Okay, great. Thank you.

Monty Bennett:	Thank you.

Participant 3:
Hey, good morning. So, you were divesting the 23 select service hotels of Ashford Trust, and so I’m just wondering, once you have those proceeds would you be interested in portfolio acquisitions? On the topic of acquisition, I mean you highlighted in your strategy refinement your focus on owning upper upscale full service hotels, but could you give any more clarity around kind of maybe market exposures you’re interested in, or whether inner city versus suburbs would be better. Thanks.

Monty Bennett:
Sure. On the select service portfolio we hope that we’ll close some time in the first quarter of this coming year. You know, right now we very tentatively are saying that we plan on redeploying those proceeds in other acquisitions, but it depends. It depends upon what’s going on in the marketplace as far as stock price and other factors. So, you know, that’s the plan as we sit here this moment, but plans can change because we believe we’re one of the most aggressive capital and best capital allocators in the business and want to make sure that we get the best returns for our shareholders and are very incented to do that.

Please repeat the second part of your question?

Participant 3:	Just trying to gauge your interest in portfolio acquisition.

Monty Bennett:	Yes. If, you know, if we decide that we should redeploy the capital on acquisitions then portfolio acquisitions is certainly something that we would look at.

Participant 3:	Do you think you can compete there, given your cost of capital? Then the final part of the question is just around a little more detail around kind of markets that you’re interested in.

Monty Bennett:
You know, we think we can compete generally because not many of our REIT peers are going after assets that we target. We’re targeting all kinds of full service hotels, and generally in the top 25 markets, although we’ll look outside those markets, but a lot of our peers won’t focus unless it’s one of the top three or four markets, at least that’s what we’ve experienced. In a lot of these other markets, we don’t see the other REITs pursuing. So there’s the competition there, and then there’s our cost of capital, so we have to continue to look at that. But the cost of capital can be a complicated thing. It’s not as simple as what the NAV is. We find ways of making money in all different types of situations. So, anyway, we have to go through all of it at the time.

Participant 3:	Okay. Any update on the Courtyard Philadelphia? Any potential of selling it? Thank you.

Monty Bennett:
Sure. We would like to strategically sell that asset but the performance continues to be just absolutely fantastic and we don’t think that the prices that we’re seeing in the marketplace for that asset properly reflect the short-term upside and so we’re reluctant to dispose of it under those circumstances. We’d still like to; we’re going to keep monitoring it and then decide as we go.

Participant 3:	Thank you.

Participant 4:
Hey, good morning, guys. Want to ask you about the Bardessono acquisition. How much kind of asset management upgrades, I guess I’ll say, have you built into that in terms of your forecast? Also, is there any consideration for a soft brand?

Monty Bennett:
Sure. Good questions. Right now we’re not looking at the soft branding options, but we always consider it. We looked at it when we underwrote it. But we’ll constantly revisit that, because we think in many situations that can add value. We think there’s a lot of upside on this. When we issued our press release and gave some of our initial thoughts on what the first year could do, we were fairly conservative and tepid in our forecast because that’s just our nature. But now that we’re in at the property, we see a good bit of opportunity. The food and beverages department with $3.5 million of revenue runs an 8% profit. Well, in most hotels we run close to 25% of profit. That is a huge delta.

On the revenue side, we have a much more sophisticated revenue management system than had been employed at that property. The prior management team had done great work in many respects, so no intended disrespect. It’s just that they were a much smaller team and we’ve got some great resources on the revenue management side that they don’t have. So we think that property is going to do fantastically well, so we’re very excited about it.

Participant 4:
Okay, that’s helpful. Just going back to the select service assets that are for sale at Trust, it looks - based on your press release, it looks like you’ll have maybe $200 million plus of proceeds. I won’t really ask the share repurchase question again but how do you think about - if you wanted to redeploy those into acquisitions, how do you think about the timing on that? I know you’ve done a few deals in June and July; was that kind of ahead of this sale, or are those net proceeds kind of viewed differently when they actually come in?

Monty Bennett:
Well those proceeds will be coming in the first quarter. So in public markets, as you know, that’s a long, long time. So our acquisition pace is going to be markedly below in the second quarter what it was in the first quarter. I’m not promising that we’ll do any. We want to be very, very selective. But as we sit now, our net debt to gross assets is a little on the high side, just slightly above 60%, so we keep that in mind as far as what we continue to do. So we think there’s going to be acquisition opportunities. Where we sit here today, we think we can deploy that capital accretively but that doesn’t mean that that’s where we end up. Our stock price and where it’s trading is a big factor. But it’s just too far away - when we receive those proceeds - for me to sit here and tell you for sure what we’ll do with them.

Participant 4:	Okay. Very good. Thanks, Monty.

Monty Bennett:	Thank you.

Participant 5:
Thanks. I have two questions. My first one has kind of been asked already but maybe I’ll just ask it slightly differently. It’s just going back to your comments in the press release that your stock would have 90% upside if it were at private market valuations. I know you said that share price is not the only factor in whether you decide to do a buyback, but could you maybe give a little more color on what else is more compelling if you feel that there’s 90% upside there versus acquiring other assets, you know, a significant amount of other assets this year at what I guess we would conclude are much higher prices than, you know, buying back your stock, your own stock.

Monty Bennett:
Sure, and it’s a good question. When you look at buybacks, there’s quite a few factors that we look at, and we think every one should look like and stock price is one of them. But there’s the volume of that stock that you think you can get, and how long it takes for you to get it. When you’re buying back stock and doing things like that, it creates limitations on what you can do in the marketplace and what you can announce. There’s the liquidity of your stock, and we believe, especially on the Prime side, that its liquidity is very - low liquidity is very detrimental to the stock price. We think it’s just very modestly affecting Trust, very, very minorly, but we think it’s significant over in Prime. We look at our cash on hand, and what we think we might want to use that cash for. You have to kind of plan it out because you don’t know when you’ll be able to replenish that cash. Do we have the cash that we want to keep and have on hand if and when we go into a recession? There’s other opportunities, and where we can deploy it, like you mentioned, including other acquisitions. There’s our long term strategic goals and what we want to accomplish as a company that we think helps long term value. We look at where we think the stock is going to be in six to 12 months. If we think the stock is going to be significantly lower, that’s a reason not to do buybacks and to wait for that period of time, for example, but there’s all kinds of other reasons not to do buybacks. We think if the stock is going to run up shortly that can have an impact on the alternatives that we’re looking at, and therefore we want to hold off for a little bit. We look at the price we last raised equity at. We look at other sources of capital that we have. So all these go into a buyback strategy. One other factor is realizing that when you get rid of that cash for a buyback, it’s not like it’s easily accessible again to just grab onto it. So we look at all these. I want to repeat that no one has bought back more shares over time than we have, so we are very stock buyback-oriented but we very carefully look at quite a few factors.

Participant 5:
Great. That’s helpful. Thank you. Then also just kind of a bigger picture question maybe thinking about sort of where we are in the cycle and all of that. Just when you look at how maybe there’s sort of better RevPAR growth right now at select serve properties versus full serve properties in the U.S. I guess what are your thoughts about kind of moving out of select and into full service at this point in the cycle, or how should we think about your strategy relative to where we are in the cycle?

Monty Bennett:
There’s a lot of opportunity in full service. When it comes to repositioning and value add, full service always has much more opportunity in that regard than select service does. That being said, I think select service is a great sector to be in as well for its own reasons, but full service has got great value add opportunities and there’s great opportunities in that sector. We think we’ve got a number of years left in this cycle, and we think the market is going through a heavy overreaction. We’ve seen this in the past, in this cycle and in past cycles. So we think that we’ll just keep on posting these strong fundamentals and keep executing our business plan.

Participant 5:
Is your outlook - I know you don’t kind of have that full year guidance and change it very quarter, but when you look at kind of what some other folks are doing with their guidance, or maybe the way to ask it is, when you started the year, your expectations, your internal expectations for where RevPAR would be for the year, has that moderated similar to maybe what some other lodging companies are saying?

Monty Bennett:
Our RevPAR performance so far this year has exceeded our expectations. We’re very, very pleased with our results. As far as guidance goes, we’ve discussed that topic extensively here over the past number of weeks, both in our Management team and our Board and we keep coming back to the same conclusion in that we just don’t see a lot of benefit. We see what happens to our peers, especially these past few weeks that have missed their guidance, and what happens to their stock price and how bad that is for investors. We look at our own track record and note that our stock performance has been one of the best; I think it has been the best since we’ve been public and we haven’t given guidance. So it’s just hard for us to come to the conclusion that giving guidance will help our performance of our stock price.

We think with Trust there’s a little bit of noise here this past couple of quarters and therefore the consensus numbers got out of whack, but Deric and his team has worked with analysts and analysts have updated their models, so that’s getting back on track, and so we think that was just a little hiatus where there was a decent mismatch between what our internal expectations were and what consensus was.

So at this time we’re not focused on providing guidance; we just think it might hurt our shareholders as much more than it helps them.

Participant 5:	Okay. Great. Thank you very much.

Participant 6:
Hey guys, good morning. Thanks for taking my questions. So, Monty, I just wanted to go back to the NAV discussion. I believe - in the press release, could you just remind us, when you said the 8.4 versus the 7.0, those were trailing cap rates, is that correct?

Monty Bennett:	Yes. Those are trailing cap rates.

Participant 6:	So when we look at the number of acquisitions - a number of the recent acquisitions you guys have done, and I think you’ve done a handful over the last six months, we average those out - including a portfolio in June - right around 7.8% cap rate, and that's on forward. So presumably those are better than your core portfolio because you’re buying them to - and you’ve got opportunities ahead with those. So I’m struggling a little bit with if you’re buying at 7.8, why do you think you’d be worth 7.0 on trailing if you’re buying at 7.8 on forward?

Monty Bennett:
Sure. The way you’re describing it is - we think is not the right way to look at it. What we do is, we take our stock price and we look at where we think - we know it is today, where we think it’s going to be about five years from now, as best as we can based upon what’s going on in the industry, and then we look at a potential acquisition, and if we buy that acquisition with that stock at that price, is it accretive to our stock price or not? It’s that accretion that we focus on, an increasing stock price. So when you look at an individual asset, many of our value add initiatives don’t hit in the first year, it just takes too long. We can’t get the cap ex in the first year, for sure, for instance, and so the first year numbers are just not that perfect to look at. This is the analysis we go through. So we find that has been better way of allocating capital than the one that you described, and I think our results show it. So I think that’s the mismatch that you’re seeing. We’d be happy to go over it in more detail with you offline, so that you can better understand how we approach it.

Participant 6:
Yes, I mean, I’m not meaning to be difficult, but again, 7.8, if you can improve those numbers, then you’d be buying an even higher forward cap rate than that. That just doesn’t seem to square to 7.0. I can’t say it any more simply than that. Because again you’d be buying at a number, assuming that you can improve the asset that would probably be 8.5 on forward, so why would you be worth 7.0 on trailing?

Monty Bennett:
You’re looking at it wrong. You’re looking at it the wrong way. You’ve got to look at the accretion to the stock price. That’s what matters. All of those that you just described are factors that go into the long term accretion of the stock price, but what matters in the end is the accretion to the stock price. So it’s probably better if we talk offline and we take an example and go through it step by step because we just look at it differently. We think that the way you’re describing is not the right way to look at it, in a vacuum. Those are factors but those are not all the factors.

Participant 6:
But when you’re comparing yourself to private market values, like those should be apples-to-apples. You’re comparing yourself to where things are trading and we could just compare to where you’re buying.

Monty Bennett:	Right. I’m not sure how to answer the question a different way.

Participant 6:	Okay. We can follow up offline.

Monty Bennett:	Okay.

END